Exhibit 99-B.10 - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 23, 2007 with respect to the financial statements of ING USA Annuity and Life Insurance Company as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and to the use of our report dated March 23, 2007, with respect to the statements of assets and liabilities of Separate Account B of ING USA Annuity and Life Insurance Company as of December 31, 2006, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements, incorporated by reference in Post-Effective Amendment No. 3 to the Registration Statement (Form N-4 333-124953), and the related Prospectus and Statement of Additional Information of Separate Account B of ING USA Annuity and Life Insurance Company.

/s/ Ernst & Young LLP

Atlanta, Georgia July 25, 2007